UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2014

LANDS’ END, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09769	36-2512786
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lands’ End Lane, Dodgeville, Wisconsin	53595
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (608) 935-9341

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2014, Lands’ End, Inc. (the “Company”) made a cash payment of $247,976.67 to Edgar O. Huber, the President and Chief Executive Officer of the Company. The amount paid represents the first of two equal installments of a cash make-whole award that was granted to Mr. Huber by the Company to replace shares of unvested restricted stock of Sears Holding Corporation (“SHC”) and unvested cash awards granted by SHC of equivalent value that were forfeited at the time of the Company’s spin-off from SHC on April 4, 2014 (“Make-Whole Award”). The second installment of Mr. Huber’s Make-Whole Award is scheduled to vest on September 1, 2015, subject to Mr. Huber being employed by the Company on such date. The Company also granted a Make-Whole Award to Michael P. Rosera, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company. Mr. Rosera’s Make-Whole Award vests in two installments of $74,641.11 each on October 1, 2014 and October 1, 2015, subject to Mr. Rosera being employed by the Company on such dates. The Make-Whole Awards vest on the same schedule as the SHC awards that were replaced. The Benefit Plan Subcommittee of the Compensation Committee of the Board of Directors of the Company approved the Make-Whole Awards on April 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDS’ END, INC.

Date: September 17, 2014                By: /s/     Dorian R. Williams
Name: Dorian Williams
Title: Senior Vice President, General Counsel and Corporate Secretary